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                                   Exhibit 11


                      THE NEWHALL LAND AND FARMING COMPANY

                        COMPUTATION OF EARNINGS PER UNIT
                        (in thousands, except per unit)

                                                  Years Ended December 31,
                                              -------------------------------
Partnership Units                               1994        1993        1992
                                              -------     -------     -------
  Average number of units
     outstanding during the period             36,757      36,757      36,760

  Net units issuable in connection with
     dilutive options based upon use
     of the treasury stock method                  32          33          36
                                              -------     -------     -------

  Average number of primary units              36,789      36,790      36,795
                                              =======     =======     =======

Net income                                    $15,574     $12,797     $17,211
                                              =======     =======     =======

Net income per unit                             $0.42       $0.35       $0.47
                                              =======     =======     =======